Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES MARCH 31, 2025 FINANCIAL RESULTS
AND DECLARES SECOND QUARTER 2025 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — April 29, 2025 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a second quarter 2025 dividend of $0.48 per share. The second quarter 2025 dividend is payable on June 30, 2025 to stockholders of record as of June 13, 2025.

MARCH 31, 2025 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2025.

OPERATING RESULTS

	Q1-25(3)		Q1-24(3)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)		$0.36		$0.76
Core EPS(2)		$0.50		$0.59
Dividends declared and payable		$0.48		$0.48
Net investment income(1)	$365	$0.54	$325	$0.55
Net realized losses(1)	$(61)	$(0.09)	$(32)	$(0.05)
Net unrealized (losses) gains(1)	$(63)	$(0.09)	$156	$0.26
GAAP net income(1)	$241	$0.36	$449	$0.76

	As of
(dollar amounts in millions, except per share data)	March 31, 2025	December 31, 2024
Portfolio investments at fair value	$27,130	$26,720
Total assets	$28,317	$28,254
Stockholders’ equity	$13,672	$13,355
Net assets per share	$19.82	$19.89
Debt/equity ratio	1.02x	1.03x
Debt/equity ratio, net of available cash(4)	0.98x	0.99x
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended March 31, 2025 and 2024 were approximately 676 million and 591 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(3)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(4)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“As announced last quarter, after more than a decade as ARCC’s CEO, I will transition leadership to Kort Schnabel, effective April 30,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “As I step into my new role at Ares Management, I look forward to continuing to serve as a Director of ARCC and believe that ARCC’s leadership team will continue delivering strong results for our stockholders.”

“We are starting the year with solid first quarter results, underpinned by a healthy portfolio, stable credit quality, and significant financial flexibility,” said Kort Schnabel, Co-President of Ares Capital. “With our scale, experience and disciplined approach, we believe we are well positioned to further build on our 20-year track record of delivering stockholder value during periods of uncertainty.”

“Since the beginning of this year, we have actively enhanced our capital and liquidity position by first accessing the unsecured notes market and then extending maturities, increasing capacity and reducing pricing on two of our secured revolving facilities,” said Scott Lem, Chief Financial Officer of Ares Capital. “With leverage below 1x net debt to equity, and a deep and stable capital base, our balance sheet strength allows us to continue supporting our portfolio companies while also remaining active across the direct lending market.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q1-25	Q1-24
Portfolio Activity During the Period:
Gross commitments	$3,453	$3,554
Exits of commitments	$2,857	$3,414

Portfolio Information:
	As of
	March 31, 2025	December 31, 2024
Portfolio investments at fair value	$27,130	$26,720
Fair value of accruing debt and other income producing securities(5)	$23,981	$23,643
Number of portfolio company investments	566	550
Percentage of floating rate securities at fair value(6)	69%	69%
Weighted average yields on debt and other income producing securities(7):
At amortized cost	11.0%	11.1%
At fair value	11.1%	11.2%
Weighted average yields on total investments(8):
At amortized cost	9.9%	10.0%
At fair value	9.8%	9.9%

Asset class percentage at fair value:
First lien senior secured loans	58%	57%
Second lien senior secured loans	6%	7%
Subordinated certificates of the SDLP	4%	5%
Senior subordinated loans	5%	5%
Preferred equity	10%	10%
Ivy Hill Asset Management, L.P.(9)	7%	7%
Other equity	10%	9%
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(5)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(6)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(7)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(8)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(9)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the first quarter of 2025, Ares Capital made new investment commitments of approximately $3.5 billion, of which approximately $2.2 billion were funded. New investment commitments included 28 new portfolio companies and 42 existing portfolio companies. As of March 31, 2025, 245 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.5 billion in new commitments made during the first quarter of 2025, 92% were in first lien senior secured loans, 1% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 3% were in senior subordinated loans, 2% were in preferred equity and 2% were in other equity. Of the approximately $3.5 billion in new commitments, 90% were in floating rate debt securities, of which 93% contained interest rate floors and 1% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.9% and the weighted average yield on total investments funded during the period at amortized cost was 9.6%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the first quarter of 2025, Ares Capital funded approximately $576 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the first quarter of 2025, Ares Capital exited approximately $2.9 billion of investment commitments, including approximately $794 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $2.9 billion of exited investment commitments, 78% were first lien senior secured loans, 14% were second lien senior secured loans, 2% were subordinated certificates of the SDLP, 1% were senior subordinated loans, 3% were preferred equity and 2% were other equity. Of the approximately $2.9 billion of exited investment commitments, 85% were floating rate, 6% were fixed rate, 3% were non-income producing and 6% were on non-accrual.

As of March 31, 2025 and December 31, 2024, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.5% of the total investments at amortized cost (or 0.9% at fair value) and 1.7% at amortized cost (or 1.0% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on April 29, 2025.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2025, Ares Capital had $647 million in cash and cash equivalents and $13.9 billion in total aggregate principal amount of debt outstanding ($13.9 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.4 billion available for additional borrowings under its existing credit facilities as of March 31, 2025.

In January 2025, Ares Capital issued $1.0 billion in aggregate principal amount of unsecured notes that mature on March 8, 2032 and bear interest at a rate of 5.800% per annum (the “March 2032 Notes”). The March 2032 Notes pay interest semi-annually and all principal is due upon maturity. The March 2032 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the March 2032 Notes, and any accrued and unpaid interest. The March 2032 Notes were issued at a discount to the principal amount. In connection with the March 2032 Notes, Ares Capital entered into a forward-starting interest rate swap for a total notional amount of $1.0 billion that matures on March 8, 2032 with an effective date of January 8, 2026. Under the forward-starting interest rate swap, Ares Capital will receive a fixed interest rate of 5.800% and will pay a floating interest rate of one-month Secured Overnight Financing Rate (“SOFR”) plus 1.6995%.

In March 2025, Ares Capital and its wholly owned consolidated subsidiary, ARCC FB Funding LLC (“AFB”), entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”). The amendment, among other things, (a) extended the end of the reinvestment period from July 26, 2027 to March 20, 2028, (b) extended the stated maturity date from July 26, 2029 to March 20, 2030 and (c) adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a “base rate” (as defined in the documents governing the BNP Funding Facility) plus a margin of (i) 2.10% during the reinvestment period and (ii) 2.60% following the reinvestment period to an applicable SOFR or a “base rate” plus a margin of (i) 1.90% during the reinvestment period and (ii) 2.40% following the reinvestment period. The other terms of the BNP Funding Facility remained materially unchanged.

In March 2025, Ares Capital repaid in full the $600 million aggregate principal amount outstanding of its unsecured notes upon their maturity, which bore interest at a rate of 4.250% per annum.

During the three months ended March 31, 2025, Ares Capital issued and sold approximately 17.2 million shares of common stock under its Equity Distribution Agreements, with net proceeds totaling approximately $384 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

FIRST QUARTER 2025 DIVIDENDS PAID

On February 5, 2025, Ares Capital announced that its Board of Directors declared a first quarter 2025 dividend of $0.48 per share for a total of approximately $328 million. The first quarter 2025 dividend was paid on March 31, 2025 to stockholders of record as of March 14, 2025.

RECENT DEVELOPMENTS

In April 2025, Ares Capital amended and restated its senior secured credit facility (as amended and restated, the “A&R Credit Facility”). The amendment, among other things, (a) increased the total commitment under the A&R Credit Facility from $4,513 million to $5,283 million, (b) modified certain covenant restrictions, (c) extended the expiration of the revolving period for lenders electing to extend their revolving commitments in an amount equal to approximately $3,878 million from April 12, 2028 to April 15, 2029, (d) extended the stated maturity date for lenders electing to extend their revolving commitments in an amount equal to approximately $3,878 million from April 12, 2029 to April 15, 2030 and (e) extended the stated maturity date for approximately $945 million of the lenders electing to extend their term loan commitments from April 12, 2029 to April 15, 2030. Lenders who elected not to extend their revolving commitments in an amount equal to approximately $246 million and $50 million will remain subject to a revolving period expiration of March 31, 2026 and April 12, 2028, respectively, and a stated maturity date of March 31, 2027 and April 12, 2029, respectively. Lenders who elected not to extend their term loan commitments in an amount equal to $24 million, $70 million and $70 million will remain subject to a maturity date of March 31, 2027, April 19, 2028 and April 12, 2029, respectively. The other terms of the A&R Credit Facility remained materially unchanged.

From April 1, 2025 through April 24, 2025, Ares Capital made new investment commitments of approximately $492 million, of which approximately $406 million were funded. Of the approximately $492 million in new investment commitments, 87% were in first lien senior secured loans, 6% were in subordinated certificates of the SDLP, 3% were in senior subordinated loans and 4% were in other equity. Of the approximately $492 million in new investment commitments, 92% were floating rate, 4% were fixed rate and 4% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.8% and the weighted average yield on total investments funded during the period at amortized cost was 9.5%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From April 1, 2025 through April 24, 2025, Ares Capital exited approximately $394 million of investment commitments. Of the approximately $394 million of exited investment commitments, 98% were first lien senior secured loans and 2% were subordinated certificates of the SDLP. Of the approximately $394 million of exited investment commitments, all were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.8% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.8%. Of the approximately $394 million of investment commitments exited from April 1, 2025 through April 24, 2025, Ares Capital recognized total net realized gains of approximately $1 million.

In addition, as of April 24, 2025, Ares Capital had an investment backlog of approximately $2.6 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares

Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, April 29, 2025 at 12:00 p.m. (Eastern Time) to discuss its quarter ended March 31, 2025 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 225-9448. International callers can access the conference call by dialing +1 (203) 518-9708. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ125. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 29, 2025 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 753-5479 and to international callers by dialing +1 (402) 220-2675. An archived replay will also be available through May 29, 2025 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of March 31, 2025. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	March 31, 2025	December 31, 2024
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $26,778 and $26,374, respectively)	$27,130	$26,720
Cash and cash equivalents	647	635
Restricted cash	95	225
Interest receivable	239	292
Receivable for open trades	33	224
Other assets	173	158
Total assets	$28,317	$28,254
LIABILITIES
Debt	$13,922	$13,727
Base management fee payable	102	100
Income based fee payable	85	91
Capital gains incentive fee payable	80	105
Interest and facility fees payable	130	170
Payable to participants	27	163
Payable for open trades	10	236
Accounts payable and other liabilities	289	275
Secured borrowings	—	32
Total liabilities	14,645	14,899
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 690 and 672 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	12,906	12,502
Accumulated undistributed earnings	765	852
Total stockholders’ equity	13,672	13,355
Total liabilities and stockholders’ equity	$28,317	$28,254
NET ASSETS PER SHARE	$19.82	$19.89

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2025	2024

INVESTMENT INCOME
Interest income from investments	$526	$513
Capital structuring service fees	46	28
Dividend income	143	147
Other income	17	13
Total investment income	732	701

EXPENSES
Interest and credit facility fees	186	159
Base management fee	102	87
Income based fee	85	88
Capital gains incentive fee	(25)	25
Administrative fees	4	3
Other general and administrative	8	7
Total expenses	360	369
NET INVESTMENT INCOME BEFORE INCOME TAXES	372	332
Income tax expense, including excise tax	7	7
NET INVESTMENT INCOME	365	325
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized losses	(61)	(18)
Net unrealized (losses) gains	(63)	156
Net realized and unrealized (losses) gains on investments, foreign currency and other transactions	(124)	138
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	(14)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$241	$449
NET INCOME PER COMMON SHARE:
Basic	$0.36	$0.76
Diluted	$0.36	$0.76
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	676	591
Diluted	676	591

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three months ended March 31, 2025 and 2024 are provided below.

	For the Three Months Ended March 31,
	2025	2024
	(unaudited)	(unaudited)
GAAP net income per share(1)	$0.36	$0.76
Adjustments:
Net realized and unrealized losses (gains)(1)	0.18	(0.21)
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	(0.04)	0.04
Income tax expense related to net realized gains and losses(1)	—	—
Core EPS(2)	$0.50	$0.59
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended March 31, 2025 and 2024 were approximately 676 million and 591 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.